Exhibit 8.1

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

www.morganlewis.com

May 10, 2019

Corporate Office Properties Trust

6711 Columbia Gateway Drive, Suite 300

Columbia, Maryland 21046

Dear Ladies and Gentlemen:

We have acted as tax counsel to Corporate Office Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with the issuance and sale of Common Shares of Beneficial Interest of the Company (the “Common Shares”) having an aggregate offering price of up to $300,000,000, pursuant to (i) a registration statement on Form S-3 (File No. 333-230764) (the “Registration Statement”) filed by the Company with the Securities Exchange Commission (the “Commission”) on April 8, 2019 under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the prospectus supplement of the Company dated May 10, 2019 (the “Prospectus Supplement”); and (iii) the Sales Agreements, each dated as of November 13, 2018 (each, a “Sales Agreement” and collectively, the “Sales Agreements”), by and among the Company, Corporate Office Properties, L.P. (the “Operating Partnership”) and each of Barclays Capital Inc.; Robert W. Baird & Co. Incorporated; Merrill Lynch, Pierce, Fenner & Smith Incorporated; BTIG, LLC; Capital One Securities, Inc.; Citigroup Global Markets Inc.; J.P. Morgan Securities LLC; KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC (or certain of their respective affiliates) (collectively, the “Agents” and, with respect to Barclays Bank PLC; Bank of America, N.A.; Citigroup Global Markets Limited; JPMorgan Chase Bank, National Association, London Branch; KeyBanc Capital Markets Inc.; and Wells Fargo Bank, National Association (or affiliates thereof), collectively, the “Forward Purchasers” and the “Forward Sellers”), and the performance of the transactions contemplated thereby in connection with the offering and sale of the Common Shares.(1)

In connection with the offering of the Common Shares, you have requested our opinion regarding (a) whether the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) for its taxable years commencing on and after January 1, 1992, and ending December 31, 2018, (b) whether the Company’s current organization and method of operations will enable it to continue to meet the requirements for

(1)  References to the Company shall include Corporate Office Properties Trust, Inc., a Minnesota corporation (formerly known as Royale Investments, Inc.), for periods prior to the merger of that corporation into the Maryland real estate investment trust on March 16, 1998.

qualification and taxation as a REIT for its taxable year ending December 31, 2019 and future taxable years, and (c) whether the discussion in the Tax Section (defined below), to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct and complete in all material respects.

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations thereunder and interpretations of the foregoing as expressed in court decisions and administrative determinations as of the date hereof (or, where applicable, as in effect during earlier periods in question). These provisions and interpretations are subject to changes that might result in modifications of our opinions.

For purposes of rendering the opinions contained in this letter, we have reviewed the Registration Statement, Prospectus Supplement and such other documents, law and facts as we have deemed necessary. In our review, we have assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the authenticity of the originals of any copies.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.                                      during its taxable year ending December 31, 2019, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”) true for such years;

2.                                      the Company will not make any amendments to its organizational documents or the operating partnership agreement of the Operating Partnership (the “Operating Partnership Agreement”) after the date of this opinion that would affect its qualification as a REIT for any taxable year;

3.                                      each partner of the Operating Partnership (a “Partner”) that is a corporation or other entity has a valid legal existence;

4.                                      each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby; and

5.                                      no action will be taken by the Company, the Operating Partnership, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we have relied on the representation in the Officer’s Certificate that the information contained in the Officer’s Certificate and the

Registration Statement, or otherwise furnished to us, accurately describes all material facts relevant to our opinions. Where the factual representations contained in the Officer’s Certificate involve matters of law, we have explained to the Company’s representatives the relevant and material sections of the Code, the Regulations, published rulings of the Internal Revenue Service (the “IRS”) and other relevant authority to which such representations relate and are satisfied that the Company’s representatives understand such provisions and are capable of making such representations. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer’s Certificate.

These opinions also are premised on the assumptions and representations described in the Registration Statement under the heading “FEDERAL INCOME TAX MATTERS” and in the Prospectus Supplement under the heading “ADDITIONAL MATERIAL FEDERAL INCOME TAX CONSIDERATIONS” (collectively, the “Tax Section”).  For purposes of our opinions, we have not made an independent investigation of the matters relating to such assumptions or representations.

Based upon and subject to the foregoing, we are of the opinion that, for federal income tax purposes, (a) the Company has qualified to be taxed as a REIT for the taxable years commencing on and after January 1, 1992, and ending December 31, 2018, (b) the proposed method of operation as described in the Registration Statement and as represented by the Company will enable the Company to continue to satisfy the requirements for such qualification for the taxable year ending December 31, 2019 and for subsequent taxable years, and (c) the discussion in the Tax Section, to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct and complete in all material respects.

We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the IRS and the IRS may disagree with our opinions. Although we believe that our opinions would be sustained if challenged, there can be no assurance that this will be the case. Our opinions are based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the matters referred to herein and in the Tax Section to be materially and adversely different from that described above and in the Tax Section. In addition, any variation in the facts from those set forth in the Registration Statement, the Prospectus Supplement, the representations contained in the Certificate or otherwise provided to us may affect the conclusions stated in our opinions. Moreover, the Company’s qualification and taxation as a REIT depends upon the Company’s ability to meet, for each taxable year, various tests imposed under the Code. These include, among others, tests relating to asset composition, operating results, distribution levels and diversity of stock ownership. We will not review (and have not reviewed) the Company’s compliance with these tests for the Company’s current or future taxable years. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy (or has satisfied) the requirements for the Company to qualify (or to have qualified) as a REIT.

The opinions set forth in this letter are rendered only to you, and are solely for your use in connection with the issuance of securities by the Company pursuant to the Prospectus Supplement. This letter may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent. We hereby consent to the filing of this letter as an exhibit to the Prospectus Supplement and to the use of our name in the Tax Section. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP